COMPROMISE AND SETTLEMENT AGREEMENT

                  THIS COMPROMISE AND SETTLEMENT AGREEMENT (this "Agreement") is entered into effective as of May 7, 1996, by and among Saratoga Resources, Inc., a Texas corporation ("Saratoga Texas"), Saratoga Resources, Inc., a Delaware corporation ("Saratoga Delaware"), Lobo Operating Inc., a Texas corporation ("LOI"), Lobo Energy Inc., a Texas corporation ("LEI"), (Saratoga Texas, Saratoga Delaware, LOI and LEI sometimes collectively referred to herein as the "Saratoga Companies"), Thomas F. Cooke, Joseph T. Kaminski, Randall F. Dryer, (the "Shareholders"; the Saratoga Companies and the Shareholders sometimes collectively referred to herein as the "Saratoga Parties") and Internationale Nederlanden (U.S.) Capital Corporation, a Delaware corporation ("ING");

                                   WITNESSETH:

                  A. Saratoga Texas, Saratoga Delaware, LEI and ING are parties to that certain Credit Agreement dated as of March 30, 1995 (as heretofore amended or modified, the "Credit Agreement"), pursuant to which ING extended credit to Saratoga Texas in accordance with the terms therein. As of the date hereof the sum of $13,765,721.23 principal plus accrued unpaid interest is owed under the Credit Agreement.

                  B. The Shareholders are directors and principal shareholders of Saratoga Delaware.

                  C. All obligations under the Credit Agreement and the Loan Documents (the "Secured Obligations") are secured by perfected, first priority liens on and security interests in the real and personal property of the Saratoga Companies (collectively the "Collateral"). The Saratoga Companies are in default under the Credit Agreement. All of the Secured Obligations are past due and are due and payable in full.

                  D. Pursuant to the terms and provisions of the Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement (the "Deed of Trust") dated March 30, 1995, by Saratoga Texas, which secures the Secured Obligations, the Substitute Trustee appointed under the Deed of Trust has given Notice of Substitute Trustee Sale of the property encumbered by such Deed of Trust (the "Foreclosure Properties") to take place at or within three
(3) hours after 10:00 o'clock a.m., local time, on Tuesday, May 7, 1996 (the "Foreclosure Sale"), as more particularly described in such notice, which notice, has been posted at the appropriate location at the courthouses located in the counties in Texas in which the properties covered by the Deed of Trust are located.

                  E. The Saratoga Companies have alleged certain claims and causes of action against ING and Internationale Nederlanden (U.S.) Securities Corporation in that certain action (the "Action") No. C96-399-D3 in the District Court of Webb County, Texas, 341st Judicial District (the "Asserted Claims"). ING denies any liability for the Asserted Claims.

                  F. The Saratoga Companies have failed to pay when due various obligations and liabilities to others. As a result, mechanic's and materialmen's liens and mineral contractors' liens have been filed against property of Saratoga Texas and suits for collection of debts have been filed against the Saratoga Companies.

                  G. Contemporaneously with this Agreement, PrimeEnergy Corporation, a Delaware corporation ("PrimeEnergy") and ING have entered into that certain Purchase and Sale Agreement dated of even date herewith (the "Purchase Agreement") pursuant to which, if ING is the high bidder at the Foreclosure Sale and acquires the Foreclosure Property, PrimeEnergy has agreed to purchase, and ING has agreed to sell, the Foreclosure Properties and certain other properties as more particularly described on Exhibit A to the Assignment, Conveyance and Bill of Sale attached hereto as Exhibit I (the "Interests"). The Purchase Agreement contemplates and is conditioned upon this Agreement and the purchase of the Foreclosure Properties by ING at the Foreclosure Sale.

                  H. A true and correct copy of the Purchase Agreement is attached hereto. The consideration payable by PrimeEnergy under the Purchase Agreement is as follows ("Sale Proceeds"):

                  (i) the payment of the aggregate sum of $7,180,000 subject to adjustment resulting from the allocation of revenues and expenses as a result of the operations, based upon the effective date of the purchase and sale, for purposes of such adjustment, on January 1, 1996; and

                  (ii) the Conveyance of a Production Payment and Net Profits Overriding Royalty Interests (the "NPI") out of the Interests, as provided for in the Purchase Agreement; and

                  I. In the absence of a compromise and settlement of the Secured Obligations and of the Asserted Claims, the Saratoga Companies would likely have pursued the Asserted Claims and been the subject of a voluntary or involuntary case under the United States Bankruptcy Code, and the parties have voluntarily entered into this Agreement to buy peace.

                  J. The Saratoga Parties and ING desire to enter into this Agreement to (i) compromise and settle the Asserted Claims, (ii) to permit the sale of the Foreclosure Properties pursuant to the Notice, (iii) to provide for certain payments by ING after the sale and (iv) to release the Saratoga Parties from liability for the Secured Obligations, liens and security interests provided herein and (v) to provide further assurances to PrimeEnergy regarding the assets to be sold pursuant to the Purchase Agreement and to provide for an allocation of revenues and expenses attributable to the Interests based on a January 1, 1996 effective date.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereby contract, covenant and agree as follows:

                                       2

                  1. DEFINITIONS. As used in this Agreement, in addition to the terms defined elsewhere in this Agreement, and the following terms shall have the meanings specified below:

                  "EXCLUDED ASSETS" means the Assets described in the Partial Release attached as Exhibit II.

                  "LOAN DOCUMENTS" means the Credit Agreement, the Deed of Trust and all guaranties, deeds of trust, mortgages, assignments, security agreements, pledges, financing statements and other agreement documents or instruments guaranteeing, securing or benefiting the Secured Obligation.

                  "PERSON" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

                  "SALE DOCUMENTS" means the documents and instruments attached as Exhibits I, II, III, IV, V, VI and VIII.

                  "TRANSACTION DOCUMENTS" means this Agreement, the Mutual Release, the Sale Documents, the Disbursement Agreement, and the documents and instruments to be delivered pursuant hereto.

                  2. ACKNOWLEDGMENTS AND AGREEMENTS BY THE SARATOGA PARTIES. The Saratoga Parties hereby acknowledge, covenant and agree that:

                  (a) The Foreclosure Properties under the Deed of Trust are subject to a valid, perfected, first priority lien and security interest in favor of ING.

                  (b) The Saratoga Parties shall permit the Foreclosure Sale without any adverse interference or disruption, and shall not take any action, whether before, during or after the Foreclosure Sale, including filing, commencing, or prosecuting any suits, action, lawsuit, litigation, proceeding or motion for temporary restraining order with regard to the Foreclosure Sale in any action, litigation or otherwise, or otherwise seeking to rescind the Foreclosure Sale, have the Foreclosure Sale declared void or set aside, or questioning the validity of the Foreclosure Sale or any subsequent sale of the Interests by ING.

                  (c) The Saratoga Parties will properly (and promptly after requested) execute and deliver to ING, or to Prime Energy, as the buyer of the Foreclosure Property from ING to the extent requested by ING, the Sale Documents and all documents, conveyances, deeds, assignments, transfers, bills of sale and letters in lieu necessary to fully transfer title and deliver possession of the Interests and divest the Saratoga Parties of any right, title or interest in and to the Interests. The Saratoga Parties will convey to ING or to PrimeEnergy, to the extent requested by ING, all of the other assets owned by the Saratoga Companies on the date hereof excluding the Excluded Assets. The Saratoga Parties shall not take any action at any time in contravention of the Sale Documents, including, without limitation, the filing, presentation or commencement of

                                       3

any suit, action, proceeding or lawsuit or litigation requesting a declaration, finding or order rescinding the Sale Documents, declaring the Sale Documents void, setting aside the Sale Documents or otherwise questioning the validity of or seeking any redress with respect to the Sale Documents.

                  (d) The Saratoga Parties agree that (i) the execution and delivery of the documents by Saratoga as provided under this Section 2, (ii) the execution and delivery of the Disbursement Agreement, (iii) the execution and delivery of the Mutual Release and (iv) the payment under section 4(a) shall take place simultaneously and are conditioned upon each other.

                  (e) The Saratoga Parties will immediately cause the Action and all their claims against ING and Internationale Nederlanden (U.S.) Securities Corporation (collectively, the "ING Parties") to be dismissed with prejudice.

                  (f) The ING Parties have entered into the Transaction Documents in order to avoid the inconvenience and expense of litigation and have not admitted any liability in respect to the Alleged Claims or any other liability of any kind or character.

                  (g) No Saratoga Party or ING shall take any action in contravention of the terms of the Disbursement Agreement or which otherwise might affect the actions of the Trustee under the Disbursement Agreement in carrying out the provisions of the Disbursement Agreement. Without limiting the generality of the foregoing, no Saratoga Party shall (i) acquire, enter into any agreement regarding, or advise or consult with a holder thereof regarding any Liability (as referred to below) or any claim which is in any manner derivative of or related to any Liability, or (ii) for a period of 180 days after the date of this Agreement have any communication with any holder of any Liability or any claim which is derivative of or related to a Liability except communication permitted under the terms of the Disbursement Agreement.

                  3. ACKNOWLEDGMENTS AND AGREEMENTS BY ING. ING hereby acknowledges and agrees that:

                  (a) ING shall apply the Sale Proceeds in accordance with
Section 4 of this Agreement. ING hereby releases any and all right, title, interest and claim it may have in respect of (i) the cash to be released to the Saratoga Parties under Section 4(a) and (ii) all of the Excluded Assets.
ING will execute a release of its liens and security in the Excluded Assets.

                  (b) The Saratoga Parties have entered into the Settlement Documents in order to avoid the inconvenience and expense of litigation.

                  (c) ING agrees to bid at least $9,200,000 of the Secured Obligations to acquire the Foreclosure Properties at the Foreclosure Sale. If ING's bid is exceeded by a higher cash bid, ING will apply the proceeds as provided in Section 4. If ING acquires the Foreclosure Properties at the Foreclosure Sale, ING agrees to consummate the sale to PrimeEnergy under the Purchase Agreement.

                                       4

                  4. APPLICATION OF CASH PROCEEDS RECEIVED BY ING. Upon receipt by ING of the Cash Proceeds in immediately available funds (or if another party acquires the Foreclosure Property at the Foreclosure Sale, upon receipt of the cash proceeds in immediately available funds):

                  (a) ING shall pay to the Saratoga Parties $1,500,000 pursuant to a certain Escrow Agreement in the form attached hereto as Exhibit III.

                  (b) ING agrees to fund amounts from time to time to the Trustee under the Disbursement Agreement up to the Schedule 1 Amount and the
Schedule 2 Amount as provided in the Disbursement Agreement executed by ING contemporaneously with this Agreement, a copy of which is attached hereto as Exhibit A (the "Disbursement Agreement"). The amounts so funded are remitted to the Trustee, subject to the terms of the Disbursement Agreement, to settle and finally satisfy the specific outstanding obligations of the Saratoga Parties described on Schedules 1 and 2 to the Disbursement Agreement (the "Liabilities"). The remaining amounts of the Disbursement Accounts will be retained by ING free of the obligations under the Disbursement Agreement at the time and in the amount provided in the Disbursement Agreement.

                  (c) ING shall retain the balance which exceeds the amounts in Sections 4(a) and 4(b).

                  (d) None of the Saratoga Companies shall be liable for the repayment of any of the Secured Obligations remaining after the Foreclosure Sale and after the transfers under Section 2, other than out of or from liens on and security interests in any other remaining, non-released assets and property owned by the Saratoga Companies as of the date hereof; provided, however, that nothing herein shall prejudice the right of ING to recover any damages or costs (including reasonable attorney's fees) incurred by ING or PrimeEnergy, or an express third party beneficiary of this Agreement, as a result of the breach of any representation, warranty or covenant contained in this Agreement, the Sale Documents or any other Transaction Document.

                  (e) The Saratoga Parties agree that (i) the execution and delivery of the documents by Saratoga as provided under Section 2, (ii) the execution and delivery of the Disbursement Agreement, (iii) the execution and delivery of the Mutual Release and (iv) the payment under paragraph 4(a) shall take place simultaneously and are conditioned upon each other.

                  5. NPI. As part of the consideration being paid by PrimeEnergy for the Interests, PrimeEnergy is conveying the NPI to ING. The Saratoga Parties hereby release any and all right, title, interest and claim they may have to the NPI.

                  6. MUTUAL RELEASES. The Saratoga Parties and ING hereby agree, as an essential consideration for the transactions contemplated by the Settlement Documents, to enter into the Mutual Release in the form of Exhibit B attached hereto (the "Mutual Release").

                  7. REPRESENTATION AND WARRANTIES BY THE SARATOGA PARTIES. Each of the Saratoga Parties hereby represents and warrants with respect to itself to ING that:
                                       5

                  (a) Each Saratoga Company is duly organized, validly existing and in good standing under the laws of its state of organization, having all corporate powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Saratoga Company has taken all corporate action necessary to authorize the execution and delivery by it of the Transaction Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

                  (b) The execution and delivery by each of the Saratoga Parties of the Transaction Documents to which it is a party, the performance of its obligations under such Transaction Documents, and the consummation of the transactions contemplated by the various Transaction Documents, do not and will not (i) conflict with any provision of (1) any domestic law, statute, rule or regulation, (2) the articles or certificate of incorporation, bylaws, or charter, of any Saratoga Company, or (3) to the best of its knowledge, any agreement, judgment, license, order or permit applicable to or binding upon any Saratoga Party, or (ii) result in any lien upon any assets or properties of any Saratoga Party except as expressly contemplated in the Transaction Documents. Except as expressly contemplated in the Transaction Documents no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Saratoga Party of any Transaction Document or to consummate any transactions contemplated by the Transaction Documents.

                  (c) This Agreement is, and the other Transaction Documents when duly executed and delivered will be, legal, valid and binding obligations of each Saratoga Party which is a party thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights.

                  (d) None of the Saratoga Companies owns any interest in any Person other than Saratoga Delaware's interests in Saratoga Texas, LEI and LOI and Saratoga Texas' 65% general partner interest in Kaminski Partnership 90-I. The only asset owned by the Kaminski Partnership 90-I is an interest in the Hemphill Field. Each Shareholder, as to himself alone, represents that no payment or transfer of assets of any kind or type has been made since May 1, 1995 by any of the Saratoga Companies to or for the benefit of such Shareholder or any Insider with respect to that Shareholder, as that term is used in the United States Bankruptcy Code, except salaries and reimbursement of expenses to officers, directors and employees of the Saratoga Companies consistent with the salaries and the policies on expense reimbursement in effect immediately prior to May 1, 1995.

                  (e) The Saratoga Companies have made a full, complete and accurate disclosure to ING and PrimeEnergy of, and have transferred to ING, or to PrimeEnergy by virtue or through the documents attached hereto, all cash, cash equivalents, undeposited checks or negotiable instruments, prepaid expenses, deposits, refunds or assets readily convertible to cash now owned by any of the Saratoga Companies (the "Closing Date Cash"). There are no assets of any Saratoga Company not otherwise disclosed to ING and PrimeEnergy. Any Closing Date Cash which may

                                       6

hereafter come into the possession of any Saratoga Company shall be immediately transferred to ING or to PrimeEnergy, pursuant to the amounts attached hereto.

                  (f) None of the Shareholders have any interest in PrimeEnergy or in any affiliate of PrimeEnergy or otherwise has received, or has any expectation to receive, any personal benefit from the Purchase Agreement or the transactions contemplated by the Purchase Agreement other than from pursuant to this Agreement and their respective interests as Shareholders of Saratoga Delaware.

                  (g) The Reconciliation Statement regarding deposits and other accounts and outstanding checks, wire transfers and other debits and credits is true, accurate and complete in all respects.

                  (h) The Foreclosure Sale has not and is not enjoined or restrained and will not be enjoined or restrained by any of the Saratoga Parties by any order, decree, judgment or other ruling of any court and is not otherwise barred or stayed by any proceeding of any type and none of the Saratoga Parties will commence any action, proceeding, lawsuit or litigation seeking such an order or proceeding.

                  8. REPRESENTATION AND WARRANTIES BY ING. ING hereby represents and warrants to the Saratoga Parties that

                  (a) ING is duly organized, validly existing and in good standing under the laws of its state of organization, having all corporate powers to enter into and carry out the transactions contemplated hereby. ING has taken all corporate action necessary to authorize the execution and delivery by it of the Transaction Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

                  (b) This Agreement is, and the other Transaction Documents to which it is a party, when duly executed and delivered will be, legal, valid and binding obligations of ING, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights.

                  9. MODIFICATION; SEVERABILITY. This Agreement may be amended or modified only in writing signed by each Saratoga Party and ING. If any provision of this Agreement shall for any reason be held to violate applicable law, and so much of said Agreement is or is deemed to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein, and all such other provisions shall remain force and effect.

                  10. CONFIDENTIALITY.

                  (a) Each party hereto acknowledges that the terms of the Transaction Documents are confidential and non-public in nature. Each party hereto will keep in confidence all terms herein or in any other Transaction Document and will not permit any other Person to make any

                                       7

copy, photocopy or photograph here from or to write down or record any information with respect hereto. Notwithstanding the foregoing, each party hereto may disclose any such information (i) to its attorneys and accountants who would ordinarily have access to such information in the normal course of performance of their duties, in confidence in accordance with such Party's normal customary practices, (ii) to another party hereto, (iii) Michelle Maynard, counsel to certain working interest owners or (iv) subject to paragraph
(b), to such third parties to comply with a mandatory and valid requirement of
(A) any law, ordinance, or regulatory authority, (B) any order, decree, judgment, subpoena, notice of discovery or similar request or testimony, or pleading issued, filed, served or purposed on its face to be issued, filed or served (x) by or under authority of any court, tribunal, arbitration board or similar entity or (y) in connection with any proceedings, case or matter tribunal, arbitration board, or any governmental agency, commission, authority, board or similar entity.

                  (b) If any Party determines that any disclosure is or may be required under clause (iii) of the preceding paragraph (a), the disclosing party shall give notice of the proposed disclosure to the other parties to this Agreement, and shall, to the extent it may be done without violation of law, rule, regulation or court order, contest the disclosure, and shall in any event, limit the nature and extent of disclosure to such disclosure that such Party is advised by its counsel is minimally necessary to so comply.

                  (c) No Party will disparage the creditworthiness of any other Party to this Agreement from and after this date.

                  (d) In the event that ING has heretofore filed a report or reports with any Credit Reporting agency concerning the Saratoga Parties, ING will file a follow-up report with such agency or agencies indicating that the Saratoga Companies have discharged the indebtedness due ING, and are now in good standing.

                  (e) No Saratoga Party will issue any press release or other public announcement regarding the transactions contemplated by the Transaction Documents until the recording of the Trustee's Deeds and the conveyances contemplated by this Agreement in each applicable county.

                  11. ARBITRATION.

                           (a) As used in this section:

                                    (i) "AAA" means the American Arbitration
                           Association (or any successor thereto),

                                    (ii) "Claims" means all claims by either
                           party hereto against the other with respect to (A) the Transaction Documents (including among others any claims with respect to the interpretation or validity of any of the Transaction Documents, the existence or scope of any duties owed thereunder, whether or not any such duties have been performed or breached in any circumstances, or the extent or enforcement of any property rights created thereunder or subject thereto; (B) any claim, whether in tort, for breach of

                                       8

                           contract, for breach of implied duties, under any statute or otherwise arising at law or in equity, which is related in any manner to the subject matter of the Transaction Documents, and

                                    (iii) "Disputed Matters" means all Claims,
                           all defenses against any Claims, and all controversies relating thereto.

                           (b) If either one or more of the Saratoga Parties
(the "Claiming Saratoga Party") or ING ever desires to assert a Claim against the other, the party asserting such Claim will give written notice thereof to the other party. During the thirty day period following receipt of such notice by the other party, both parties will discuss such Claim and the validity thereof. If the parties hereto cannot come to agreement about such Claim by the end of such thirty day period (as such period may be extended by mutual agreement), then within fifteen days after the end of such period either party may by written notice to the other invoke the arbitration provisions of this Agreement, whereupon the Claiming Saratoga Party and ING shall submit such Claim and all Disputed Matters in any way related thereto to arbitration under the procedures in the next following subsection (c).

                           (c) All Disputed Matters shall be resolved by
arbitration conducted by three arbitrators in accordance with this Section 6.9 and, to the extent not in conflict herewith, the Commercial Arbitration Rules of the AAA then in effect. Each such arbitrator must be independent and impartial. Within ten days after the sending and receipt of a notice invoking arbitration as provided in subsection (b) above, each of the Saratoga Claiming Party and ING shall specify (by notice to the other) the name and address of an arbitrator appointed by it. At the end of such ten days, if one party has made a specification of its appointed arbitrator but has not received notice of a similar specification by the other party, then the party which has made a specification shall give notice to the other party that it has not received a specification from the other party. If the other party does not act to specify its arbitrator within an additional seven days after the giving of such notice, the party who has made its specification may appoint the second arbitrator in place of the party who has failed to do so. Within fifteen days after the first two arbitrators have been appointed, they shall select the third arbitrator. If a third arbitrator has not been selected within such period, either party hereto may petition the Administrative Judge presiding over the State District Courts of Dallas County, Texas to appoint such third arbitrator, whereupon such judge (or any person designated by such judge to make such appointment) may make such appointment unless the first two arbitrators have come to agreement on the third arbitrator. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issues raised by the Disputed Matter. Other discovery may be ordered by the arbitrators to the extent they deem relevant and appropriate, and any dispute regarding discovery, including disputes as to the need thereof or the relevance or scope thereof, shall be determined by the arbitrators, whose determination shall be conclusive. The Saratoga Claiming Party and ING shall proceed expeditiously with any such arbitration and shall conclude all proceedings thereunder, including any hearing, in order to allow a decision based on applicable law to be rendered within ninety days after the appointment of the third arbitrator. The decision of any two such arbitrators on the issues before them shall be final, and any award or order so decided may be enforced in any court

                                       9

having personal jurisdiction over the party against whom enforcement is sought. Each Party shall bear its own expenses, including attorneys' fees and expenses of arbitration, in connection with any such arbitration. Although the foregoing arbitrations shall be conducted under the rules of the AAA, the AAA itself shall not conduct such arbitrations, nor shall such arbitrations be considered under the auspices of the AAA, nor shall any fee be due the AAA. The arbitrators shall honor the election by the Saratoga Claiming Party and ING of the laws of the State of Texas as set out in the various Transaction Documents, provided that each arbitration proceeding shall also be subject to the United States Arbitration Act, 9 U.S.C., Chapter 1, ss.ss. 1 et seq, to the extent applicable. The arbitrators are not empowered to award punitive or exemplary damages on any Claim and EACH SARATOGA CLAIMING PARTY AND ING HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES ON ANY CLAIM.

                           (d) All applicable statutes of limitations and
defenses based on the passage of time shall be tolled during the period in which arbitration has been invoked as set forth in this section (but not during any period prior to such invocation of arbitration). Each Saratoga Claiming Party and ING is required to continue to perform its obligations under the Transaction Documents pending final resolution of any Disputed Matter.

                  12. NOTICES. All requests or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when telefaxed and confirmed or delivered personally during regular business hours and before 5:00 p.m. during a business day to the appropriate location described below, or three (3) days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

If to PrimeEnergy:             1 Landmark Square, 11th Floor
                               Stamford, Connecticut 06901
                               Attention: Charles E. Drimal, Jr.
                               Phone No.  (203) 358-5700
                               Fax No.  (203) 358-5783

If to Saratoga                 1155 Dairy Ashford, Suite 600
Companies:                     Houston, Texas 77079
                               Attention: Thomas F. Cooke, Chairman
                               Phone No. 713/531-0022
                               Fax No.   713/531-0023

                                       10

If to ING:                     Internationale Nederlanden (U.S.)
                               Capital Corporation
                               135 East 57th Street
                               New York, NY 10022-1500
                               Attention: Peter Y. Clinton
                               Phone No.  212/446-1514
                               Fax No.    212/832-3616

                  Any party hereto may designate a different address for subsequent notices or communications at any time by furnishing written notice to the other parties hereto in the manner described above.

                  13. ATTORNEYS' FEES. If any legal action, arbitration proceeding, or other action or proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, or default in connection with any of the provisions of this Agreement, the successful or prevailing party hereto (whether or not such prevailing party is the defendant in such action or proceeding) shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which he or it may be entitled under this Agreement, at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided in equity or by law.

                  14. ENTIRE AGREEMENT. THIS AGREEMENT, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, COLLECTIVELY SET FORTH THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF. NO OTHER REPRESENTATIONS HAVE BEEN MADE OR RELIED UPON BY ANY OF THE PARTIES HERETO IN CONNECTION WITH THE MATTERS SET FORTH HEREIN. EACH PARTY HERETO ACKNOWLEDGES THAT (I) ALL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS THAT IT HAS RELIED UPON OR WILL RELY UPON IN ENTERING INTO THIS AGREEMENT ARE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND (II) IT IS NOT RELYING UPON ANY OTHER REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, PROMISE OR INDUCEMENT WHATSOEVER. THERE ARE NO ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES HERETO.

                  15. GOVERNING LAW; JURISDICTION. The laws of the United States and the internal laws of the State of Texas shall govern this Agreement and the performance of the transactions by the Parties hereto.

                  16. HEADINGS; COUNTERPARTS. Headings in this Agreement are for convenience only and shall not affect the interpretation hereof. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which together shall constitute one and the same agreement.

                                       11

                  IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                              SARATOGA RESOURCES, INC.,
                                              a Texas corporation


                                              By: _______________________
                                                   Thomas F. Cooke
                                                   Chairman and Chief
                                                      Operating Officer


                                              SARATOGA RESOURCES, INC.,
                                              a Delaware corporation


                                              By: _______________________
                                                   Thomas F. Cooke
                                                   Chairman and Chief
                                                      Executive Officer

                                              INTERNATIONALE NEDERLANDEN (U.S.)
                                              CAPITAL CORP.


                                              By: _______________________
                                                   Peter Y. Clinton
                                                   Vice President


                                              LOBO OPERATING, INC.


                                              By: _______________________
                                                    Thomas F. Cooke
                                                    Chairman and Chief
                                                       Operating Officer

                                       12

                                              LOBO ENERGY, INC.


                                              By: _______________________
                                                    Thomas F. Cooke
                                                    Chairman and Chief
                                                       Operating Officer



                                              _______________________
                                              THOMAS F. COOKE



                                              _______________________
                                              JOSEPH T. KAMINSKI



                                              _______________________
                                              RANDALL F. DRYER


                                       13

                              SCHEDULE OF EXHIBITS

Exhibit I Assignment, Conveyance and Bill of Sale by Saratoga Texas, LOI and LEI

Exhibit II        Partial Release by ING

Exhibit III       Escrow Agreement

Exhibit IV        Assignment and Bill of Sale by Saratoga Delaware

Exhibit V Resignation, Assignment, Bill of Sale and Agreement by Saratoga Texas, LOI and LEI

Exhibit VI        Agreement by Saratoga Delaware

Exhibit VII Agreement regarding Interests by Saratoga Texas, Saratoga Delaware, LOI, LEI

Exhibit VIII Assignment of Bank Accounts and Agreement by Saratoga Delaware, Saratoga Texas, LOI and LEI

Exhibit A         Disbursement Agreement

Exhibit B         Mutual Release

                                       14